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                                                                   EXHIBIT 23(b)

                 NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP

Section 11(a) of the Securities Act of 1933, as amended (the "Securities Act"), provides that if any part of a registration statement at the time such part becomes effective contains an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement, or as having prepared or certified any report or valuation which is used in connection with the registration statement, with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant.

On April 2, 2002, Allied Holdings, Inc. dismissed Arthur Andersen LLP ("Arthur Andersen") as its independent public accountant and appointed KPMG LLP to replace Arthur Andersen. Since that date, the Arthur Andersen Atlanta, Georgia office closed and did not renew its license to practice. As a result and after reasonable efforts, Allied Holdings has not been able to obtain a consent related to the Arthur Andersen opinion for the fiscal years ended December 31, 2001 and 2000 and to the incorporation by reference into this Registration Statement on Form S-8 Arthur Andersen's audit report for the Allied Holdings' consolidated financial statements for the fiscal years ended December 31, 2001 and December 31, 2000.

Under these circumstances, Rule 437a under the Securities Act and Rule 2-02 of Regulation S-X promulgated by the Securities and Exchange Commission permit Allied Holdings, Inc. to file this Registration Statement on Form S-8 without a written consent from Arthur Andersen. As a result, however, Arthur Andersen will have no liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions of a material fact required to be stated therein. Accordingly, you would not be able to assert a claim against Arthur Andersen under Section 11(a) of the Securities Act. However, to the extent provided in Section 11(b)(3)(C) of the Securities Act, other persons who are liable under Section 11(a) of the Securities Act, including Allied Holdings' officers and directors, may still rely on Arthur Andersen's original audit reports as being made by an expert for purposes of establishing a due diligence defense under Section 11(b) of the Securities Act.